Exhibit 10.1

[WEC Energy Group Letterhead]

March 30, 2020

Dear Scott:

We are pleased to confirm the offer that we have extended to you for the position of Senior Executive Vice President and Chief Operating Officer reporting to Kevin Fletcher effective June 1, 2020. In this role, you will continue to be a member of the Office of the Chair.

You will receive an annual base salary effective June 1 of $800,000 which will be payable in accordance with the Company’s regular payroll practices. Other compensation and benefits associated with this offer are outlined below.

Annual Incentive Plan
In addition to your base salary, you will participate in the Short-Term Performance Plan (STPP) with a target award level of 85 percent of base salary. Payment is earned when you and the Company meet pre-established performance targets based on WEC financial performance and results against certain operational targets. Participation in this plan is reviewed annually.

Long-Term Incentive Awards
You will participate in the long-term incentive plan with a target compensation level of 230 percent of base salary. Awards are typically made in January of each calendar year and are subject to approval of the Compensation Committee.

You will continue to be eligible for other benefits available to management employees as well as those commensurate with officers in similar roles.

All benefits described above which are further defined in plan documents are subject to all the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures.

Sincerely,

/s/ Gale E. Klappa	/s/ J. Kevin Fletcher

Gale E. Klappa	J. Kevin Fletcher
Executive Chairman	President and Chief Executive Officer

I have reviewed and accept this offer of employment.

Signature: /s/ Scott J. Lauber     Date: 03-31-20